Exhibit 4.6


                         SUBLEASE AND CONSENT AGREEMENT

     This Sublease and Consent Agreement ("Sublease") by and among ASA International Ltd., COMMERCIALWARE, INC. and 10 SPEEN STREET, LLC is made as of March 3, 1999.

                                    RECITALS

     WHEREAS, 10 Speen Street, LLC and ASA International Ltd. (hereinafter, "ASA International" or "LESSOR" as the context may require) have entered into that certain master lease as of September 15, 1998 whereby ASA International has leased the entire Building (as defined below) from 10 Speen Street, LLC (the "Master Lease"); and

     WHEREAS, ASA International and CommercialWare, Inc. (hereinafter, "CommercialWare" or "LESSEE" as the context may require) intend to enter into a sublease under the terms and conditions as set forth herein;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                      TERMS

1. & 2.    PARTIES AND PREMISES.

          ASA INTERNATIONAL, a Delaware corporation, with a principal place of business at 10 Speen Street, Framingham, MA 01701 does hereby sublease to COMMERCIALWARE, a Delaware corporation, with a principal place of business at 10 Speen Street, Framingham, MA 01701, and the LESSEE hereby subleases the following described Premises:

          approximately 8,836 square feet of rentable third floor space located at 10 Speen Street, Framingham, MA 01701.

("Premises") together with the right to use in common, with others entitled thereto, the hallways, stairways, and elevators, necessary for access to said Premises, and the lavatories nearest thereto. The entire building at 10 Speen Street, Framingham, MA of which the Premises is a part shall be referred to herein as the "Building".

3.    TERM.

          The term of this Sublease shall commence as of the date hereof (the "Commencement Date") and end August 31, 1999 (the "Expiration Date") (the "Term").

4.    RENT.

          The LESSEE shall pay to the LESSOR a base rent ("Base Rent") at the rate of Fourteen Thousand Seven Hundred Twenty Seven Dollars ($14,727) per month, payable in advance on the first of each month. If the Commencement Date is not the first day of a month, then the prorated Base Rent for the period from the Commencement Date to the last day of the month in which the Commencement Date occurs shall be payable on the first day of the month after the month in which the Commencement Date occurred.

          Any payment of Base Rent or any other monetary sum due hereunder from LESSEE to LESSOR which is more than ten (10) days late shall bear interest at the rate of one (1%) percent per month.

5.   SECURITY DEPOSIT.

          Intentionally Deleted

6.   RENT ADJUSTMENT.

          A.   Tax CALCULATION. Intentionally Omitted.

          B. OPERATING EXPENSES. The parties hereby agree that LESSEE shall pay to LESSOR as operating expense that portion of the operating expense of the Building that is attributable to LESSEE's occupancy of the Premises, determined by following the methodology used immediately prior to the date hereof that was used to determine that portion of the operating expense that was attributable to LESSOR's CommercialWare division.

7.   UTILITIES.

          The LESSOR agrees to provide all other utility service and to furnish reasonably hot and cold water and reasonable heat and air conditioning to the Premises, the hallways, stairways, elevators, and lavatories during normal business hours on regular business days of the heating and air conditioning seasons of each year, to furnish elevator service and to light passageway and stairway during business hours, all subject to interruption due to any accident, to the making of repairs, alterations, or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service, or supplies from the sources from which they are usually obtained for said building, or to any cause beyond the LESSOR's control.

          Notwithstanding anything to the contrary contained herein, in the event there is any failure or defect in service furnished to the Premises by LESSOR's direct control (as opposed to a public service utility company) or LESSOR determine to make any repairs, additions, alterations, replacements, decorations or improvements in the Building or the Premises, and LESSEE shall be unable for a least twenty-four (24) hours to operate its business in the Premises in substantially the same manner as such business was operated prior to such interruption, the Base Rent shall be reduced on a per diem basis in the proportion in which the area of the unusable portion of the Premises (i.e., the portion of the Premises in which LESSEE is unable to operate its business in substantially the same manner as such business was operated prior to such interruption) bears to the total area of the Premises, for each day subsequent to the aforesaid twenty-four (24) hour period that such portion of the Premises remains unusable. If any such interruption continues for a period in excess of thirty (30) days, in addition to any other rights LESSEE may have, LESSEE shall have the right to terminate this Sublease upon notice to LESSOR.

          LESSOR shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Premises as of the Commencement Date of this Sublease. In the event LESSEE requires additional utilities or equipment, the installation and maintenance thereof shall be LESSEE's sole obligation, provided that such installation shall be subject to the written consent of the LESSOR.

8.   USE OF SUBLEASED PREMISES.

          The LESSEE shall use the Premises only for the purpose of executive and general offices in connection with the development and marketing of software and other related matters, but for no other purpose.

9.   COMPLIANCE WITH LAWS.

          A. The LESSEE acknowledges that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, unreasonably noisy or offensive, or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the Premises are situated, or which tend to degrade the economic status of the building.

          B. (i) LESSEE shall not introduce on or transfer to the Premises, any hazardous materials (as herein defined); nor dump, flush, or otherwise dispose of any hazardous materials into the drainage, sewage, or waste disposal systems serving the Premises or Building in violation of applicable law; nor generate, store, use, release, spill, or dispose of any hazardous materials in or on the Premises or the Building, or transfer any hazardous materials from the Premises to any other location in violation of applicable law; and not commit or suffer to be committed in or on the Premises or Building any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statues, laws, codes, ordinances, rules or regulations, present or future, applicable to the Building or to hazardous material (hereinafter collectively called "Environmental Laws").

          (ii) LESSEE agrees that if it or anyone claiming under it shall generate, store, release, spill, dispose of, or transfer to the Premises or Building any hazardous materials, it shall forthwith remove the same, at its sole cost and expense in the matter provided by all applicable Environmental Laws, regardless of when such hazardous materials shall be discovered. Furthermore, LESSEE shall pay any fines, penalties, or other assessments imposed by any governmental agency with respect to any such hazardous materials and shall forthwith repair and restore any portion of the Premises or Building which it shall disturb in so removing any such hazardous materials to the condition which existed prior to LESSEE's disturbance thereof.

          (iii)LESSEE agrees to deliver to LESSOR and any notices, orders, or similar documents received by LESSEE from any governmental agency or official concerning any violation of any Environmental Law or with respect to any hazardous materials affecting the Premises or Building and LESSOR shall deliver to LESSEE any notices it receives from any governmental agency or officer.

          (iv) For purposes of this Sublease, the term "hazardous materials" shall mean and include any oils, petroleum products, asbestos, and any other toxic or hazardous wastes, materials, and such substances which are defined, determined, or identified as such in any Environmental Laws, or in any judicial or administrative interpretations of "Environmental Laws."

          C. Notwithstanding anything to the contrary contained in this Sublease, (i) LESSOR shall be responsible, at LESSOR's sole cost and expense, to comply with any legal requirements relating to the physical condition of all parts of the Premises if there is a change in the applicable legal requirements and the changed legal requirements apply to all real estate generally and not just to the specific manner of use of the Premises by LESSEE, and (ii) LESSOR shall be responsible, at LESSOR's sole cost and expense, for compliance with any governmental, encapsulation, or other treatment of any asbestos containing materials or other hazardous materials located within or about the Premises, and for the removal of any asbestos or asbestos containing materials or other hazardous materials within or about the Premises, unless the presence of any such asbestos or other hazardous materials was caused by LESSEE.

10.  FIRE INSURANCE.

          The LESSEE shall not permit any use of the Premises which will make voidable any insurance on the property of which the Premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. The LESSEE shall on demand reimburse the LESSOR, and all other tenants, all extra insurance premiums caused by the LESSEE's specific use of the Premises. Notwithstanding anything to the contrary contained in this Sublease, LESSOR represents and warrants to LESSEE that LESSEE's reasonable use of the Premises for the purposes specified herein will not in and of itself violate LESSOR's insurance policies which shall be in effect immediately prior to the beginning of the Term of this Lease nor increase the premiums therefor.

11.   MAINTENANCE.

          A. LESSEE'S OBLIGATIONS. The LESSEE agrees to maintain the nonstructural portions of the Premises in good condition, damage by fire and other casualty only excepted, and whenever necessary, to replace plate glass and other glass therein, acknowledging that the Premises are now in good order and the glass whole. The LESSEE shall not permit the Premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste. LESSEE shall obtain written consent of LESSOR before erecting any sign on the Premises, which consent shall not be unreasonably withheld or delayed. LESSEE shall be responsible for the maintenance, repair, and if, as a result of the LESSEE's negligence, it is required, replacement of all electrical, plumbing, heating, air conditioning, ventilation, and other mechanical installations located entirely on, or serving only, the Premises.

          B. LESSOR'S OBLIGATIONS. The LESSOR agrees to maintain the structure of the building of which the Premises are a part in the same condition as it is on the Commencement Date or as it may be put in during the term of this Sublease, reasonable wear and tear, damage by fire and other casualty only excepted, unless such maintenance is required solely and directly because of the conduct of LESSEE, its agents, employees or contractors. LESSOR shall be responsible only for maintaining the building's mechanical and electrical systems which serve more than one leased space. Except for repairs to the Premises that LESSEE must make under Section 11A hereof, LESSOR shall pay for and make all other repairs and replacements to the Premises and the Building that are required in order to allow LESSEE safe use of the Premises for the stated conduct of its business, or that in the opinion of a reasonable person should be made to assure LESSEE's continued safe use of the Premises for the stated conduct of its business. LESSOR shall not be required to maintain the interior surface of exterior walls, windows, doors or plate glass (except when maintenance of the same is caused by LESSOR's negligence or failure to perform its obligations under this Section). LESSOR shall make such repairs under this Section promptly after LESSOR learns of the need for such repairs but in any event within thirty (30) days after LESSEE notifies LESSOR of the need for such repairs (except when the repairs require more than thirty (30) days for the performance and LESSOR commences the repairs on or within thirty (30) days and diligently pursues the repair to completion). If LESSOR fails to make such repairs within thirty (30) days after LESSEE's notice and if LESSOR is not diligently pursuing such repairs, and if the failure to make such repairs materially adversely affects LESSEE's permitted use of the Premises, LESSEE may, at its option, perform such repairs and bill the LESSOR for the costs of such repairs, and if LESSOR fails to pay such bill within thirty (30) days, LESSEE may deduct the cost thereof from the installments of Base Rent next falling due. Notwithstanding the foregoing, in the event of an emergency, LESSEE may give LESSOR such shorter notice as is practicable under the circumstances, and if LESSOR fails to make such repairs as soon as reasonably practicable, LESSEE may, at its option, perform such repairs repairs and bill the LESSOR for the costs of such repairs, and if LESSOR fails to pay such bill within thirty (30) days, LESSEE may deduct the cost thereof from the installments of Base Rent next falling due.

12.   ALTERATIONS - ADDITIONS.

          The LESSEE shall not make structural alterations or additions to the Premises, but may make non-structural alterations provided the LESSOR consents thereto in writing, which consent shall not be unreasonably withheld or delayed. All such allowed alterations shall be at LESSEE's expense and shall be in quality at least equal to the present construction. LESSEE shall not permit any mechanic's liens, or similar liens, to remain upon the leased Premises for labor and material furnished to LESSEE or claimed to have been furnished to LESSEE in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released of record forthwith without cost to LESSOR. Any alterations or improvements made by the LESSEE shall become the property of the LESSOR at the termination of occupancy as provided herein.

13.   ASSIGNMENT - SUBLEASING.

          LESSEE shall not assign, sublet, underlet, mortgage, pledge or encumber (collectively referred to as "Transfer") this Sublease without LESSOR's prior written consent which consent shall not be unreasonably withheld or delayed. LESSOR's refusal to consent to a Transfer for any use or purpose other than specifically stated in paragraph 8 herein shall not be deemed to be unreasonable withholding of consent.

          In the event the LESSEE desires to Transfer this Sublease to a proposed new LESSEE to whom LESSOR is required to give its reasonable consent pursuant to the foregoing paragraph, LESSOR shall have the option of either (1) allowing LESSEE to Transfer this Sublease, in which case LESSEE shall remain primarily liable upon all the terms, conditions, and covenants hereof, will bind any Transferee to the terms and provisions of this Sublease and will pay to LESSOR the amount by which the sum of rent, additional rent due to taxes, and all other money or consideration it received from a Transferee exceeds the sum of all monetary obligations which LESSEE owes to LESSOR for the period of such Transfer; or (2) terminating this Sublease and relieving LESSEE of all its future obligations hereunder. In the event that LESSOR decides to terminate this Sublease, it shall be free to enter into a new Sublease with the proposed new Tenant or anyone else on whatever terms and conditions it chooses.

          Consent by LESSOR, whether express or implied, to any Transfer shall not constitute a waiver of LESSOR's right to prohibit any subsequent Transfer; nor shall such consent be deemed a waiver of LESSOR's right to terminate this Sublease upon any subsequent Transfer.

          Notwithstanding anything to the contrary contained in this Sublease but subject to the final sentence of this paragraph, LESSEE may, upon thirty
(30) days written notice to LESSOR but without LESSOR's prior written consent, and without LESSOR having any right to terminate this Sublease or share in any consideration or profit therefor, assign or transfer its entire interest in this Sublease and the leasehold estate hereby created, or sublease the entire demised premises, to a successor corporation of LESSEE, which for the purposes of this Sublease shall mean either (a) any corporation or other business entity which controls, is controlled by, or under common control with, LESSEE (a "Related Corporation"), or (b) a corporation or other business entity into which or with which LESSEE, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions of the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations or other business entities participating in such merger or consolidation are assumed by the corporation or other business entity surviving such merger or consolidation, or (c) a corporation or other business entity acquiring substantially all of LESSEE's assets located in the Premises, or (d) any successor to a successor corporation becoming such by any of the methods described in subdivisions (a), (b) and (c) above; provided, however, that LESSEE shall have no such right to assign or transfer to a Successor Corporation unless LESSEE shall not be in default in the performance of any of its obligations under this Sublease beyond the applicable notice and cure period and with respect to subdivision (c) above, as of the date of such transfer, the purchaser has the reasonable financial ability to perform its obligations with respect to this Sublease and/or the Premises. For the purposes hereof "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation, or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity, or the possession of the power, directly or indirectly, to direct or cause the direction of management and policy of a corporation or other business entity, whether through the ownership of voting securities, common directors or officers, the contractual right to manage the business affairs of such business entity, or otherwise. Notwithstanding anything to the contrary contained in this Sublease
(x) any sale or transfer of Lessee's capital stock through any public exchange, or redemption or issuance of additional stock of any class, shall not be deemed an assignment, subletting or any other transfer of this Sublease or the Premises and (y) any successor corporation may use the demised premises only for the permitted use described in Section 8 above, provided however that with LESSOR's prior written consent, which shall not be unreasonably withheld or delayed, such successor corporation may use the demised premises for any other lawful retail use which is not in conflict with the principle use of any existing tenant of the Building at the time of such assignment. Notwithstanding the foregoing, (i) LESSEE may not Transfer this Sublease to any entity that in LESSOR's reasonable opinion is a direct competitor of LESSOR without LESSOR's prior written consent, which may be withheld or delayed in LESSOR's sole discretion, and (ii) in the event of any Transfer by LESSEE described hereunder, LESSEE shall remain jointly and severally liable to LESSOR for any and all obligations arising out of the transferee's tenancy.

14.   SUBORDINATION.

          Intentionally deleted.

15.   LESSOR'S ACCESS.

          The LESSOR or agents of the LESSOR may, at reasonable times, enter to view the Premises and remove placards and signs not approved and affixed as herein provided, and make repairs and alterations as LESSOR should elect to do and may show the premises to others provided, however, that showings for reletting will be confined to a time within the three (3) months before expiration of the term. At any time within three (3) months before expiration of the terms, LESSOR may affix to any suitable part of the Premises a notice for letting or selling the Premises or property of which the Premises are a part and keep the same so affixed without hindrance or molestation.

16.   INDEMNIFICATION AND LIABILITY.

          To the extent not covered by insurance, LESSEE covenants with LESSOR to pay, protect, indemnify, and save harmless, to the extent permitted by law, LESSOR and any partner, officer, director, agent, employee, or beneficiary of LESSOR, holders of mortgages on the Building and any other party having an interest in the Building from and against any and all liabilities, costs, expenses, causes of action, injuries, accidents, injunctions, or penalties of any nature (including court costs and reasonable attorney's fees), resulting from a claim by or on behalf of any person, party, or governmental authority whatsoever on account of injury, death, damage, or loss to person or property in or upon the Premises, or any area adjacent to or in proximity to the Premises, arising out of any act, negligence, or omission of LESSEE, or arising as a result of any use or occupancy of, or travel over or upon the Premises, or any area adjacent to or in proximity to the Premises, by LESSEE or by any person claiming by, through, or under LESSEE (including, without limitation, all patrons, guests, employees, agents, contractors, and customers of LESSEE), or arising out of any delivery to or services supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, or any area adjacent to or in proximity to the Premises, by LESSEE or by any person claiming by, through, or under LESSEE, except if the same was caused by the negligence or willful misconduct of LESSOR, its agents, or employees; and, if required by law, to keep all of LESSEE's employees working in or about the Premises covered by workers, compensation insurance. In respect to all of the foregoing, LESSEE shall indemnify and hold harmless LESSOR from and against all costs, expenses (including reasonable attorneys' fees) and liabilities incurred in or in connection with any such claim, action, or proceeding brought thereon.

          The removal of snow and ice from the sidewalks bordering upon the Building shall be LESSOR's responsibility.

17.   LESSEE'S LIABILITY INSURANCE.

          The LESSEE shall maintain, with respect to the Premises and the property of which the Premises are a part, comprehensive public liability insurance in the amount of One Million Dollars ($1,000,000), combined single-limit bodily injury and property damage in responsible companies qualified to do business in Massachusetts and in good standing therein, insuring the LESSOR as well as LESSEE against injury to persons or damage to property as provided. The LESSEE shall deposit with the LESSOR certificates for such insurance at, or prior to, commencement of the term and thereafter within thirty
(30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least ten (10) days prior written notice to each assured named therein.

18. FIRE, CASUALTY - EMINENT DOMAIN.

          Should a substantial portion of the Premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain, the LESSOR may elect to terminate this Sublease. When such fire, casualty, or taking renders the Premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and the LESSEE may elect to terminate this Sublease if:

          (a) The LESSOR fails to give written notice within thirty (30) days of its intention to restore Premises, or

          (b) The LESSOR fails to restore the Premises to a condition substantially suitable for their intended use within seventy-five
               (75) days of said fire, casualty, or taking, or

          (c) If said fire, casualty, or taking happens within nine (9) months of the expiration date.

          The LESSOR reserves, and the LESSEE grants to the LESSOR, all rights which the LESSEE may have for damages or injury to the Premises for any taking by eminent domain, except for damage to the LESSEE's fixtures, property, or equipment.

          The LESSOR shall have the right voluntarily to elect to demolish the Building of which the Premises are a part, or any part thereof, provided it gives LESSEE at least one (1) year prior termination notice, after which this Sublease shall terminate and be of no further recourse to either party hereto.

19.   DEFAULT AND BANKRUPTCY.

          In the event that:

          (a) The LESSEE shall default beyond any applicable notice and cure period in the payment of any installment of rent or other sum herein specified and such default shall continue for seven (7) days after written notice thereof; or

          (b) The LESSEE shall default beyond any applicable notice and cure period in the observance or performance of any other of the LESSEE's covenants, Subleases, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof or, if such default shall reasonably require longer than thirty (30) days to cure, shall not within said period commence and diligently proceed to cure such default; or

          (c) The LESSEE shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of LESSEE's property for the benefit of creditors, then the LESSOR shall have the right thereafter, while such default beyond any applicable notice and cure period continues to declare the term of this Sublease ended. The LESSEE shall indemnify the LESSOR against all loss of rent and other Payments which the LESSOR may incur by reason of such termination during the residue of the term. If the LESSEE shall default, beyond any applicable notice and cure period, in observance or performance of any conditions or covenants on LESSEE's part to be observed or performed under or by virtue of any of the provisions in any article of this Sublease, the LESSOR, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the LESSEE. If the LESSOR makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting, or defending any action or proceeding, such sums paid or obligation incurred with interest at the rate of 12% per annum and costs, shall be paid to the LESSOR by the LESSEE as additional rent.

20.   NOTICE.

          Any notice from the LESSOR to the LESSEE relating to the Premises or to the occupancy thereof, shall be deemed duly served if mailed to the LESSEE's principal place of business at 10 Speen Street, Framingham, Massachusetts 01701,
Attention: Donald Askin, registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSEE. Any notice from the LESSEE to the LESSOR relating to the Premises or to the occupancy thereof, shall be deemed duly served, if mailed to the LESSOR by registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSOR at such address as the LESSOR may from time to time advise in writing. All rent notices shall be paid and sent to the LESSOR at: ASA International Ltd., 10 Speen Street, Framingham, MA 01701, Attention: Accounting Department.

21.   SURRENDER.

          The LESSEE shall at the expiration or other termination of this Sublease remove all LESSEE's goods and effects from the Premises, (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by the LESSEE, either inside or outside the Premises). LESSEE shall deliver to the LESSOR the Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Premises, in good condition, damage by fire or other casualty only expected. If the Sublease term terminates by acceleration or expiration of time and LESSEE does not surrender the Premises and remove his effects from the Premises, and LESSOR obtains an order of eviction from a court, then LESSOR may enter the Premises for the purpose of removing LESSEE's goods and effects, without prejudice to any other remedies, and LESSOR may remove and store such goods and effects at LESSEE's expense, LESSEE hereby granting LESSOR an irrevocable power of attorney to accomplish the same.

22.   BROKERAGE.

          Intentionally Deleted.

23.   RELEASES AND WAIVER OF SUBROGATION.

          LESSOR and LESSEE hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only to the extent permitted by law and only with respect to loss or damage occurring during such time as the releasor to recover thereunder. LESSOR and LESSEE each agree that it will request its insurance carriers to include in its policies whether or not such policies are required hereunder, such a clause or endorsement. In any of LESSEE'S insurance policies with respect to the Premises which do not contain a waiver of subrogation rights, LESSEE shall have LESSOR designated as one of the insured.

24.   HOLDOVER.

          If the LESSEE remains on the Premises beyond the expiration Date, such holding over shall not be deemed to create any Tenancy at will, but the LESSEE shall be a Tenant at sufferance only, at a daily rate equal to two (2) times the rent and other charges for the last month under this Sublease. However, all other conditions of this Sublease to be performed by LESSEE shall continue in force.

25.   LIABILITY.

          LESSEE hereby agrees that any judgment, decree, or award obtaining against the LESSOR which is related to this Sublease, the Premises, or the LESSEE's use or occupancy of the Premises or the building, whether at law or in equity, shall be satisfied out of the LESSOR's equity in the land and building, and further agrees to look only to such assets and to no other assets of the LESSOR for satisfaction. LESSOR's liability for maintenance and repair shall always be limited to the cost of making such repair or accomplishing such maintenance or repair. In no event shall LESSOR be liable for consequential or any indirect damages.

26. NON-WAIVER PROVISION.

          No acceptance by LESSOR of a lesser sum than the rent, additional rent, or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any charge be deemed an accord and satisfaction, and LESSOR may accept such check or payment without prejudice to LESSOR's right to recover the balance of such installment or pursue any other remedy provided in this Sublease.

          No provisions of this Sublease shall be deemed to have been waived by LESSOR or LESSEE unless such waiver is in writing signed by LESSOR or LESSEE. No assent, express or implied, by either party to any breach of any Sublease or condition herein contained on the part of the other to be performed or observed, and no 'waiver, express or implied, of any such agreement or condition, shall be deemed to be a waiver or an assent to any succeeding breach of the same or any other agreement or condition. No act or thing done by LESSOR, its agents, or employees, during the Term shall be deemed an acceptance of a surrender of the Premises. The delivery of keys to any of LESSOR's agents or employees shall not operate as a termination of this Sublease or a surrender of the Premises.

27.   NO OFFER TO SUBLEASE.

          Intentionally Deleted.

28.   PARTIAL INVALIDITY.

          The invalidity of one or more phrases, sentences, clauses, or articles shall not affect the remaining portions of this Sublease, and if any part of this Sublease should be declared invalid by the final order, decree, or judgment of a court of competent jurisdiction, this Sublease shall be construed as if such invalid phrases, sentences, clauses, or articles had not been inserted.

29.   NO RECORDING.

          This Sublease shall not be recorded.

30.   PARKING.

          LESSEE shall have, in common with other Tenants, access to the parking areas at 10 Speen Street.

31.   ADDENDA.

          Intentionally Deleted.

32.   RULES.

          From time to time, the LESSOR has and will adopt reasonable rules for the safety, benefit, and convenience of all tenants and other persons in the Building (attached hereto as Exhibit "A", which is incorporated herein by reference). LESSEE shall at all times comply with, and shall cause its employees, agents, licensees, and invitees to comply with the Rules from time to time in effect.

33.   LESSEE ACCESS TO PREMISES.

          LESSEE shall have access to the Building and the Premises twenty-four
(24) hours a day, seven (7) days per week.

34.   ENTIRE AGREEMENT.

          This Sublease contains the entire agreement between the parties hereto with respect to the subject matter of this Sublease. LESSEE acknowledges and agrees that it has not relied upon any statement, representation, agreement, or warranty except such as are set out in this Sublease.

35.   AMENDMENT OR MODIFICATION.

          Unless otherwise specifically provided in this Sublease, no amendment, modification, or supplement to this Sublease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Sublease.

36.   WAIVER OF JURY TRIAL.

          Except as otherwise provided under this Sublease, any controversy or claim arising out of, or relating to, this Sublease or the existence, validity, breach, or termination thereof will be finally settled by compulsory arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, Boston, Massachusetts, and nowhere else. The Arbitration award shall be the exclusive remedies of the parties for all claims, counter claims, or issues presented or plead to the arbitrators and each party hereby waives, any right to jury trial in any forum. LESSOR and LESSEE each shall bear their own expenses, costs and fees, including legal fees unless otherwise ordered.

37.   ESTOPPEL CERTIFICATES.

          LESSOR and LESSEE agree that at any time and from time to time, upon not less than ten (10) days' prior written request by the other, each will execute, acknowledge, and deliver to the requesting party a statement in writing certifying that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that the same are in full force and effect as modified and starting the modifications), that to the knowledge of such party no uncured defaults beyond any applicable notice and cure periods exist, and the dates to which the rent and other charges due hereunder have been paid in advance, if any, it being intended that any such statement delivered pursuant to this section 37 may be relied upon by any mortgagee or prospective mortgagee or purchaser of the Property.

38.   CLEANING.

          LESSOR will clean the premises daily after normal business hours. Said cleaning to be comparable to that of comparable office buildings in the area.

39.   SUBORDINATION OF SUBLEASE AND NON-DISTURBANCE OF LESSEE

          Notwithstanding anything contained herein, this Sublease is and shall be subject and subordinate at all times to all the terms, covenants and conditions of the Master Lease; provided, however, that so long as the LESSEE is not in material default of any of the terms, covenants and conditions of this Sublease beyond any applicable notice and cure period, 10 Speen Street, LLC or its successor in interest, including, without limitation, its successor in interest through foreclosure proceedings or a deed in lieu of foreclosure, hereby agrees not to disturb the LESSEE in its possession of the Premises.

40.   MISCELLANEOUS

          Whenever the right of approval or consent is given to a party pursuant to this Sublease, that party shall not unreasonably withhold, condition or delay its consent unless this Sublease expressly provides otherwise.



                      [THIS SPACE INTENTIONALLY LEFT BLANK]

41.   CONSENT

          10 Speen Street, LLC hereby consents to this Sublease upon and subject to the terms and conditions contained herein.

          IN WITNESS WHEREOF, the said parties hereto set their hands and seals this 3rd day of March, 1999.

LESSOR:  ASA INTERNATIONAL LTD.         LESSEE: COMMERCIALWARE, INC.

      /s/ Terrence C. McCarthy           /s/ Donald Askin, COO
      ---------------------------       ---------------------------------
By:   Terrence C. McCarthy              By:
      Vice President & Treasurer

Address:                                Address:

10 Speen Street                         10 Speen Street
Framingham, MA  01701                   Framingham, MA  01701


THE UNDERSIGNED ACCEPTS AND AGREES
TO BE BOUND BY THE PROVISIONS OF
PARAGRAPH 41 HEREOF:

10 SPEEN STREET, LLC

By:  ASA Properties, Inc., its managing member


By:  /s/ Terrence C. McCarthy
     -------------------------------
      Terrence C. McCarthy,
      Vice President and Treasurer

                           SUBLEASE AGREEMENT BETWEEN
                         ASA INTERNATIONAL LTD., LESSOR
                                       AND
                          COMMERCIALWARE, INC., LESSEE
                            DATED AS OF MARCH 3, 1999


                        EXHIBIT A: RULES AND REGULATIONS



          1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by any LESSEE or used for any purpose other than for ingress to and egress from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by LESSOR. There shall not be used in any space, or in the public hall of the building, either by a LESSEE or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sideguards.

          2. The water and wash closets and plumbing fixtures shall not be used for any purpose other than those for which they were designated or constructed and no sweepings, rubbish, rags, acids, or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the LESSEE who, or whose clerks, agents, employees, or visitors, shall have caused it.

          3. No LESSEE shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the Building and LESSEE shall not use, keep, or permit to be used or kept any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to LESSOR or other occupants of the Building by reason of unreasonable noise, odors, and/or vibrations, or unreasonably interfere in any way with other LESSEES or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

          4. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of LESSOR.

          5. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by any LESSEE on any part of the outside of the Premises or the Building or on the inside of the Premises if the same is visible from the outside of the Premises without the prior written consent of LESSOR which consent shall not be unreasonably withheld or delayed, except that the name of LESSEE may appear on the entrance door of the Premises.

          In the event of the violation of the foregoing by any LESSEE, LESSOR may remove same without any liability, and may charge the reasonable expense incurred by such removal to LESSEE or LESSEES violating this rule. Interior signs on doors and directory tablet shall be inscribed, painted, or affixed for each LESSEE by LESSOR at the expense of such LESSEE, and shall be of a size, color, and style reasonably acceptable to LESSOR.

          6. Except with prior written consent of LESSOR, which consent shall not be unreasonably withheld or delayed and as LESSOR may direct, no LESSEE shall mark, paint, drill into, or in any way deface any part of the Premises or the Building of which they form a part or cut or string wires, lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

          7. Except with the prior written consent of LESSOR, which consent shall not be unreasonably withheld or delayed, no additional locks or bolts of any kind shall be placed upon an-.- of the doors or windows by any LESSEE, nor shall any changes be in existing locks or mechanism thereof. If requested, LESSEE shall provide LESSOR with a copy of a key for all new locks or bolts. Each LESSEE shall, upon the termination of his Tenancy, restore to LESSOR all keys either furnished to or otherwise procured by, such LESSEE. In the event of the loss of any keys furnished to LESSEE, LESSEE shall pay to LESSOR the cost thereof.

          8. Freight, furniture, business equipment, merchandise and bulky matter of, any description shall be delivered to and removed from the Premises only on the freight elevators and through the service entrances and corridors or in an alternative way approved by LESSOR and only during hours and in a manner approved by LESSOR, which approval shall not be unreasonably withheld or delayed.

          9. Canvassing, soliciting, and peddling in the Building is prohibited and each LESSEE shall cooperate to prevent the same.

          10. LESSOR shall have the right to prohibit any advertising by any LESSEE which, in LESSOR's opinion, tends impair the reputation of the Building or its desirability as building for offices, and upon written notice from LESSOR, LESSEE shall refrain from or discontinue such advertising.

          11. Except for those items necessary for the cleaning and maintenance of LESSEE's business, including office supplies, which shall be properly stored to minimize the risk of fire and explosion, LESSEE shall not bring or permit to be brought or kept in or on the Premises, any inflammable, combustible, or explosive fluid, material, chemical or substance, or cause or permit any offensive odors of cooking or other process, at any unusual or other objectionable odors to permeate in or emanate from the Premises.